Exhibit 5.4

Vantage Drilling Netherlands B.V. Herikerbergweg 238 Luna ArenA 1101 CM Amsterdam-Zuidoost The Netherlands	Heussen De Entree 51 NL-1101 BH Amsterdam The Netherlands Tel: +31-(0)20-312-2800 Fax: +31-(0)20-312-2801

Amsterdam, February 27, 2013

Our ref.: 2012-1986—Vantage Drilling / Exchange Offer February 2013

Re: Vantage Drilling Netherlands B.V. / Exchange Offer February 2013

Dear Sirs,

We have acted as special counsel to Vantage Drilling Netherlands B.V., having its registered seat in Amsterdam, the Netherlands and registered with the Trade Registry of the Chamber of Commerce under number 34332280 (the “Company”), Offshore Group Investment Limited, a Cayman Islands exempted company ( “OGIL”) and Vantage Drilling Company, a Cayman Islands exempted company (the “Parent”) for the purpose of rendering an opinion on certain matters of Dutch law in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by OGIL under the Securities Act of 1933, as amended (the “Securities Act”), of the offer to exchange (the “Exchange Offer”) (i) up to $1,150,000,000 aggregate principal amount of OGIL’s 7.5% Senior Secured First Lien Notes due 2019 (the “Exchange Notes”) for a like principal amount of the OGIL’s outstanding 7.5% Senior Secured First Lien Notes due 2019 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of the Parent and the subsidiary guarantors, including the Company, of the Outstanding Notes for similar guarantees of the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of October 25, 2012 (the “Original Indenture”) as amended by the first supplemental indenture dated as of December 3, 2012 (the “First Supplemental Indenture, and together with the Original Indenture, the “Indenture”), each among OGIL, the subsidiary guarantors, including the Company, and Wells Fargo Bank, National Association, as trustee and Noteholder Collateral Agent (the “Trustee”). Capitalized terms used but not defined herein shall have the meaning given such terms in the Indenture.

in association with:

Heussen Rechtsanwaltsgesellschaft mbH and Heussen Italia Studio Legale e Tributario

AMSTERDAM • BERLIN • BRUSSELS • CONEGLIANO • FRANKFURT • MILAN • MUNICH • NEW YORK • ROME • STUTTGART

Heussen is the trade name of Heussen BV, registered with the trade register of Amsterdam under number 34222303. Heussen BV is the sole contracting party with regard to services (to be) provided. All services (to be) provided and legal acts (to be) performed by Heussen BV are subject to its general terms and conditions which contain the applicability of Dutch law, the exclusive jurisdiction of the Amsterdam District Court and a limitation of liability. All liability is limited to the amount which in the particular case can be claimed and shall be paid under the professional liability insurance taken out by Heussen BV, increased with any applicable deductible to be borne by Heussen BV itself. Heussen BV’s terms and conditions are available upon first request and at www.heussen-law.nl.

For the purpose of rendering this opinion we have exclusively examined and relied on the following documents:

(1)	a final draft version of the Exchange Notes No. 1, No. 2 and No. 3;

(2)	a pdf copy of the fully executed First Supplemental Indenture;

(3)	a pdf copy of the fully executed Original Indenture;

(4)	a pdf copy of the fully executed Notation of Note Guarantee, dated 25 October 2012, executed by (inter alia) the Company as guarantor (the “Guarantee”);

(5)	a pdf copy of the deed of incorporation of the Company containing the current articles of association of the Company, dated 26 March 2009 (the “Articles”);

(6)	a pdf copy of the executed Written Resolutions of the Board (het bestuur) of the Company, executed on 1 October 2012 to inter alia enter into the Original Indenture and the Guarantee (the “Board Resolution I”);

(7)	a pdf copy of the executed Written Resolutions of the Sole Shareholder of the Company, executed on 1 October 2012 inter alia approving that the Company enters into the Original Indenture and the Guarantee (the “Shareholder’s Resolution I”);

(8)	a pdf copy of the executed Written Resolutions of the Board (het bestuur) of the Company, executed on 15 and 16 January 2013 to inter alia enter into the First Supplemental Indenture (the “Board Resolution II”; together with the Board Resolution I referred to as the “Board Resolutions”); and

(9)	a pdf copy of the executed Written Resolutions of the Sole Shareholder of the Company, executed on 15 and 16 January 2013 inter alia approving that the Company enters into the First Supplemental Indenture (the “Shareholder’s Resolution II” and together with the Shareholder’s Resolution I referred to as the “Shareholders Resolutions”);

(10)	a pdf copy of the executed ‘Vantage Drilling Netherlands B.V. Managing Directors’ Certificate’ dated February 27, 2013 (the “Certificate”);

(11)	an excerpt of the registration in the Trade Registry of the Chamber of Commerce and Industry of Amsterdam for the Company, dated 9 January 2013 (the “Excerpt”).

We have not examined any other documents than the documents listed above. We have not examined any attachments to any documents or any documents referred to in any documents, unless expressly stated otherwise. We have not made any inquiry concerning the Company other than expressly stated herein.

For the purpose of rendering this opinion we have, except as expressly stated herein, without independent investigation or verification assumed:

(a)	the authenticity of all documents or instruments submitted to us as originals;

(b)	the completeness and conformity to original documents submitted to us as faxed, scanned or photo static copies, and the authenticity of the originals of such copies;

(c)	the due execution by the parties thereto of all documents submitted to and examined by us in draft, in the form of such drafts;

(d)	the genuineness of all seals on the documents and instruments submitted to us, and the signatures (including endorsements) of the natural persons purported to have signed the documents and instruments submitted to us, as well as the legal capacity (handelingsbekwaamheid) of natural persons having made such signatures other than in their capacity as attorney-in-fact (gevolmachtigde) or as representative (vertegenwoordiger) of the Company;

(e)	that the deed of incorporation of the Company is a valid notarial deed (authentieke akte) and was executed after the necessary declaration of no-objection (verklaring van geen bezwaar) was obtained;

(f)	that the Indenture and the Guarantee are duly executed by the parties thereto (other than the Company) and have been validly authorized by the parties thereto (other than the Company) and constitute valid, binding and enforceable obligations of all the parties, including the Company, under the laws to which the Indenture and the Guarantee are expressed to be subject (other than Dutch law) and that the performance by the Company of its obligations under the Indenture and the Guarantee is not illegal or ineffective under any jurisdiction (other than the Netherlands) that these obligations are to be performed under;

(g)	the due compliance with all requirements, formalities and other matters relating to the Indenture, the Guarantee and the Registration Statement under any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which any obligation under the Indenture, the Guarantee or the Registration Statement is to be performed;

(h)	that the Exchange Notes, when issued, will have been validly authorized by the parties thereto (other than the Company) and will constitute valid, binding and enforceable obligations of all the parties under the laws to which the Exchange Notes are expressed to be subject (other than Dutch law) and that the performance by the parties thereto of their obligations under the Exchange Notes will not be illegal or ineffective under any jurisdiction (other than the Netherlands) that these obligations are to be performed under;

(i)	the due compliance with all requirements, formalities and other matters relating to the Exchange Notes, when issued, under any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which any obligation under the Exchange Notes, when issued, are to be performed;

(j)	the validity under the laws of the State of New York of the choice of such laws to govern the Indenture, the Guarantee the Exchange Notes, when issued;

(k)	that the statements included in the Certificate are true and accurate as of the date of the Certificate and that these statements remain true and correct as of the date of this opinion letter;

(l)	that the Excerpt completely and accurately reflects the corporate status and position of the Company as of 9 January 2013 in all respects and that no changes as to the corporate status and position of the Company as stated in the Excerpt have occurred since 9 January 2013; although not constituting conclusive evidence thereof, this assumption is supported by information obtained today from the Trade Registry of the Chamber of Commerce of Amsterdam.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions as set forth herein, and subject to any factual matters not disclosed to us in the course of our examination referred to above, we are at the date hereof, of the following opinion:

(A)	the Company is duly incorporated and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(B)	the Indenture and the Guarantee (a) have been properly executed by the Company, (b) constitute legal, valid and binding obligations of the Company, and (c) are enforceable against the Company in accordance with their terms;

(C)	the Company has taken all necessary corporate action and has all corporate powers and authority to authorize the execution of the Indenture and the Guarantee and to perform its obligations thereunder and to consummate the transactions contemplated therein;

(D)	the execution of the Indenture and the Guarantee and compliance by the Company with the provisions thereof will not (a) violate any laws of the Netherlands, or (b) violate, conflict with, or constitute a default under the organizational documents (including the Articles) of the Company which would affect the validity, binding effect or enforceability of the Indenture or the Guarantee against the Company.

The opinions expressed above are subject to the following qualifications:

(i)	Any legal act entered into by a legal entity such as the Company may be nullified by such legal entity or the receiver in bankruptcy if it is ultra vires i.e. falls outside the scope of such legal entity’s objects. A legal act may be ultra vires if (i) such legal act is not expressly allowed by the objects clause in such legal entity’s articles of association and could not be conducive to the realization of such objects and (ii) the other party was aware thereof or should be aware thereof without an independent investigation. All relevant circumstances of the case should be considered. Assuming that the Company derives sufficient benefit from the Indenture, the Exchange Notes and the associated Guarantees and taking into account that the objects clause in the Articles includes the issuance of guarantees, in our view it is unlikely that the ultra vires provisions can be successfully invoked by the Company.

(ii)	The enforcement of the rights and remedies set forth in the Indenture and the Guarantee, as the case may be, may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer (actio pauliana) or other laws affecting the enforcement of creditor’s rights generally. The courts in the Netherlands may not always grant specific performance, whereas direct enforceability (reële executie) is normally only available in respect of obligations regarding the making of payments.

(iii)	In the event of a company’s moratorium of payment, that company’s assets will not be legally bound by any legal act performed by that company or by an attorney acting on that company’s behalf, unless the administrator (bewindvoerder) has given his co-operation or unless and to the extent that that company’s assets have gained a benefit as a result of such legal act. The same applies accordingly in case of bankruptcy of a company, provided that the receiver in a bankruptcy (curator) will be solely authorized to incur obligations on behalf of that company as of the bankruptcy date.

(iv)	All powers of attorney, including powers of attorney expressed to be irrevocable, terminate by operation of law upon the bankruptcy of the person issuing the power of attorney (the “Principal”). Powers of attorney that are expressed to be irrevocable are not capable of being revoked insofar they extend to the performance of legal acts (rechtshandelingen) that are in the interest of either the attorney appointed by such power of attorney or a third party. However, such powers of attorney terminate by operation of law upon the bankruptcy of the Principal or, unless provided otherwise in such power of attorney, upon the death of, the commencement of legal guardianship over (onder curatelestelling) or the bankruptcy of the attorney or by notice of termination given by the attorney. To the extent that the appointment of a process agent by the Company would be deemed to constitute a power of attorney granted by the Company, this qualification would apply.

(v)	The concept of delivery of a document in order to render a document valid, legally binding and enforceable is not known or required under Dutch law.

(vi)	Service of process for any proceedings before the courts of the Netherlands must be performed in accordance with Dutch laws of civil procedure.

(vii)	A party to legal proceedings in the Netherlands may need to choose domicile in the municipality where the relevant court is established in order to be permitted to proceedings before the courts of the Netherlands.

(viii)	The courts of the Netherlands may stay or refer proceedings if concurrent proceedings are brought elsewhere.

(ix)	Save as set out herein, nothing is to be taken to express an opinion in respect of any statement, representation or warranty made or given by or in respect of the Company in the Indenture or the Guarantee.

(x)	The choice of a foreign law as the law governing an agreement will generally be recognized and applied by the courts of the Netherlands, provided, however, that the Netherlands’ courts may give effect to the mandatory rules of the laws of any country, including the Netherlands, with which the case in question has a close connection if and to the extent that pursuant to the laws of the latter country such mandatory rules must be applied, regardless of the law governing the agreement. When determining whether such mandatory rules must be applied the nature and intent of such rules are taken into account as well as the consequences that might ensue from the application or non-application of such rules. The law that otherwise would govern the Indenture and the Guarantee need not be applied by the courts of the Netherlands if it is obvious that the application thereof could not be reconciled with the public policy of the Netherlands.

(xi)	If any party to the Indenture, the Guarantee, or the Exchange Notes (other than the Company) is subject to, controlled by or otherwise connected with a person, organization or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in the Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the Import and the General Customs Act (Algemene Douanewet), the Financial Supervison Act (Wet op het financieel toezicht) or Regulations of the European Union, or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

We express no opinion as to any law or regulation other than the laws of the Netherlands as they are currently in force, and as generally interpreted and applied by the Dutch courts as at the date of this opinion, as appearing from published case law. We do not express any opinion with respect to any international law, including but not limited to the rules promulgated under or by any bi- or multilateral treaty or treaty organization, unless duly implemented in the laws of the Netherlands, or to any Dutch tax or anti-trust law. This opinion is related to Dutch law as it stands now and we do not assume any obligation to notify or inform you of any development subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion is construed, shall be governed by and have effect only in accordance with the laws of the Netherlands. Further, the courts of Amsterdam, the Netherlands, shall have exclusive authority to rule upon any dispute relating to this opinion as far as this dispute may involve Heussen.

In this opinion legal concepts are described in English terms and not by their original terms as described in the relevant national language. The concepts concerned may not be exactly similar to the concepts described by the same English terms as they exist under the laws of other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated there under. Furthermore, Fulbright & Jaworski L.L.P. may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Sincerely yours,

Heussen B.V.

/s/ Tim B. Schreuders	/s/ Stan Ph. Robbers

Tim B. Schreuders	Stan Ph. Robbers
(advocaat)	(advocaat)